Consulting Agreement Between
           S D & T Associates and Ohana Enterprises, Inc.


This Consulting Agreement made and entered into this 28 Day of July 2003 by and between Ohana Enterprises, Inc., having an office 2899 Agoura Road, Suite 168 Westlake Village, CA 91361 (hereinafter "OHNA") and Dr. Savortham Chary, proprietor of S D & T Associates International (hereinafter "Consultants") independent contractors, having an address Sidhanti Bldg, Pargi, A.P., India, 501501 and 145 Columbia Drive, Saskatoon, Sask, Canada, S7X 7X7.

P R E M I S E S

WHEREAS, OHNA, through its operations is engaged in the business of offering a dependable, high-performance streaming video solution for candidate interviews accessed via a secure intranet.

WHEREAS, Consultant represents themselves as qualified to perform the desired services required by OHNA.

WHEREAS, OHNA desires to retain Consultant to design, prepare, and produce marketing and promotional material for the company's products and services; and To assist the Company with introductions to industry contacts, media and journalist that may assist in Corporate/Business Development for Ohana; and OHNA shall compensate Consultant for the services by issuing Consultant shares of the OHNA common stock.

The Consultant is willing to perform such consulting services on the terms and conditions herein contained.


A G R E E M E N T

NOW THEREFORE, in consideration of the above stated premises and the promises herein contained, and for good and valuable consideration, the parties hereto agree as follows:

1. Engagement of Consultant:

OHNA hereby retains Consultant and Consultant agrees to design, prepare, and produce marketing and promotional material for the company's products and services; and to assist the Company with introductions to industry contacts, media and journalist that may assist in Corporate/Business Development for Ohana.

2. Terms:

OHNA hereby retains Consultant for a period of twelve (12) months ending July 31, 2004, and renewable after January 31, 2004, on a monthly basis, only by a written notification from OHNA to Consultant, to provide the services set forth herein.


A. Scope of Consultant's Work:

1. On a non-exclusive basis, Consultant shall introduce OHNA to industry contacts, media, and journalist that will assist the Company in its requirements to generate media awareness and bring good will to Ohana and its products and services. Consultant, on a timely basis will design, prepare, and produce the required marketing and promotional material necessary for Ohana to immediately assist in the commercialization of the company's products and services, as well as corporate good will.


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B. Work Assignment

1. Specific verbal and written tasks are to be coordinated through Gerard Nolan and/or Catherine Thompson, CEO and CFO respectively of OHNA with periodic plans submitted as well as ongoing monthly progress reports sent to OHNA.

2. Compensation: As compensation for the services to be rendered by Consultant hereunder, Consultant shall be paid, and Consultant agrees to accept, the following:

     a. The Company agrees to pay the Consultant, as basic compensation for the services provided by the Contractor hereunder, 500,000 shares of Ohana Enterprises, Inc.; 250,000 of which are subject to immediate registration under S-8; the remaining 250,000 of which shall be registered upon resolution of the Hudson litigation. The Company will consider an additional 375,000 shares subject to immediate registration under S-8 for successful completion of required activities as specified in this Agreement.

5. Termination of Agreement by the Company. It is understood and agreed that either party hereof, may at any time and for any reason whatsoever, terminate this agreement by giving thirty (30) days prior written notice to the other party. At the conclusion of this agreement, or its termination, all data provided by OHNA to Consultant shall be returned to OHNA. All compensation due for completed services through the date of termination shall be paid to Consultant immediately upon termination.

6. Reports To OHNA
a. Commencing September 1st, 2003, and at least once each month thereafter during the Term of this Agreement, Consultant shall prepare and present to OHNA a written report describing its activities and its progress toward meeting the objectives mutually agreed upon by Consultant and OHNA.

b. Throughout the Term of this Agreement, Consultant may also provide the officers, directors, employees or designees of OHNA with verbal reports concerning its activities.

This Agreement may be extended beyond the period specified herein as set forth herein.

7. Confidential Information

OHNA agrees to promptly provide and fully disclose to Consultant any and all information regarding OHNA, which Consultant deems pertinent to its engagement hereunder. Consultant acknowledges that any and all knowledge or information concerning OHNA and its affairs obtained by Consultant, his principals, employees and/or contractors in the course of his engagement hereunder will be deemed "confidential" and will be held inviolate by him and that he will conceal the same from any and all other persons and entities, including, but not limited to, competitors of OHNA and that he will not impart any such knowledge to anyone whosoever during or after the term of hereof. As used herein, "confidential" knowledge or information means: (a) all information regarding OHNA, which is not generally available to the public; and (b) all information regarding OHNA, which was received by Consultant from a source with confidentiality obligations to OHNA. Consultant shall, upon the termination of his engagement by OHNA for any reason whatsoever, immediately surrender and turn over to OHNA all "confidential" material including, but not limited to, books, forms, records, OHNA lists and all other papers and writings relating to OHNA and all other property belonging to OHNA, it being understood and agreed that the same are the sole property of OHNA. This includes any and all papers, documents and computer records created or held by Consultant. In addition to any other rights or remedies to which OHNA may be entitled, OHNA shall have the


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right to obtain an ex parte restraint upon the breach or threatened breach of this section. This section shall survive termination of this Agreement.

8. Best Efforts Basis.

Consultant agrees that he will at all times faithfully and to the best of his experience, ability and talents, perform all the duties that may be required of and from Consultant, pursuant to the terms of this Agreement. Consultant does not guarantee that his efforts will have any impact on Client's business or that any subsequent improvement will result from Consultant's efforts. Client understands and acknowledges that the success or failure of Consultant's efforts will be predicated on Client's assets and operating results.

9. Client's Rights to Approve Transactions.

OHNA expressly retains the right to approve, in its sole discretion, each and every transaction introduced by Consultant that involves OHNA. Consultant and OHNA agree that Consultant is not authorized to enter into agreements on behalf of OHNA.

10. OHNA Under No Duty or Obligation to Accept or Close on any Transactions. It is mutually understood and agreed that OHNA is not obligated to accept or close any promotional proposal, acquisition, or merger transactions submitted by Consultant.

11. Costs and Expenses.

Consultant shall be responsible for all out-of-pocket expenses, travel expenses, third party expenses, filing fees, copy and mailing expenses that Consultant may incur in performing Consulting Services under this Agreement. However, such costs must be fair and reasonable, and shall be reimbursed to Consultant if pre-approved in writing by OHNA and payable within thirty (30) days from the date that the Consultant submits an approved expense report to OHNA.



12. Consultant Status

Consultant acknowledges that he is providing services hereunder as an independent contractor. Accordingly, Consultant agrees that any taxes associated with the performance of the services hereunder shall be his sole responsibility. Consultant further agrees that nothing herein shall create a relationship of partners or joint venture's between Consultant and OHNA

13. Representations of OHNA

OHNA hereby represents and warrants as follows:

a. Organization and Standing. OHNA is a corporation validly existing and in good standing under the laws of Delaware.

b. Corporate Power and Authority. OHNA has the corporate power to execute and deliver this Agreement, has taken all action required by law to authorize such execution and delivery, and this Agreement is a valid and binding obligation of OHNA in accordance with its terms.

14. Representations of Consultant

Consultant hereby represents and warrants as follows:

a. Power and Authority. Consultant has the power to execute and deliver this


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Agreement, has taken all action required by law to authorize such execution and delivery, and this Agreement is a valid and binding obligation of Consultant in accordance with its terms.

b. Inside Information Securities Laws Violations. In the course of the performance of his duties, consultant may become aware of information which may considered "inside information" within the meaning of the Federal Securities Laws, Rules and Regulations. Consultant acknowledges that his use of such information to purchase or sell securities of OHNA, or its affiliates, or to transmit such information to any other party with a view to buy, sell, or otherwise deal in OHNA's securities, is prohibited by law and would constitute a breach of this Agreement and notwithstanding the provisions of this Agreement, will result in the immediate termination of the Options.

c. By reason of Consultant's knowledge and experience of financial and business matters in general, and investments in particular, Consultant is capable of evaluating the merits of this transaction and in bearing the economic risks of an investment in the shares and OHNA in general and fully understand the speculative nature of such securities and the possibility of such loss;

d. Consultant has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Shares to be issued hereby and reserved for issuance pursuant hereto, and to obtain any additional information which Client possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished; and


e. Consultant has been furnished with a copy of OHNA's most recent Annual Report on Form 10-KSB, and all reports or documents required to be filed under Sections 13(a), 14(a) and 15(d) of the Securities and Exchange Act of 1933, as amended, including but not limited to, quarterly reports on Form 10-QSB; and, in addition, that Consultant has been furnished with a brief description of OHNA's capital structure and any material changes in OHNA's affairs that may not have been disclosed in the Disclosure Documents.

f. The Consultant agrees not to violate any Federal or State Laws in connection with this agreement.

15. Defaults

In the event that OHNA fails to pay any amount due to Consultant hereunder, or to timely reimburse Consultant for any expenses in the manner set forth herein, or otherwise defaults hereunder, after receiving written notice of such default with fifteen (15) days to cure, Consultant shall have the right to cease performing services hereunder and to declare all amounts due hereunder to be immediately due and payable. In no event shall any funds paid to Consultant hereunder be refundable to OHNA.

16. Notices

All notices permitted, required or provided for by this Agreement shall be made in writing, and shall be deemed adequately delivered if delivered by hand and a receipt obtained, or by a nationally recognized overnight courier service that regularly maintains records of its pick ups and deliveries, to the parties at their respective addresses set forth above or to any other address designated by a party hereto by written notice of such address change. Notices shall be deemed given as of the date of delivery to the overnight courier service or to the recipient if delivered by hand, and received one day after delivery to the overnight courier service or when actually received if delivered by hand.

17. Indemnification

OHNA shall hold harmless and indemnify Consultant from and against any and all


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damages, losses, liabilities, obligations, fees, costs and expenses, including but not limited to, the payment and advancement of reasonable attorney's fees, resulting from, or incurred in connection with claims made against Consultant relating to the performance by OHNA hereunder. Notwithstanding the foregoing, OHNA shall have no obligation to hold harmless and indemnify Consultant from claims made against Consultant, which arise out of, or in connection with, Consultant's negligence in the performance of his duties hereunder. The provisions of this Section shall survive termination of this Agreement.

The Consultant shall hold harmless and indemnify OHNA from and against any and all damages, losses, liabilities, obligations, fees, costs and expenses, including but not limited to, the payment and advancement of reasonable attorney's fees, resulting from, or incurred in connection with claims made against OHNA relating to the performance of OHNA.


Except for compensation and any approved expenses, the Consultant shall hold harmless and indemnify OHNA from and against any and all damages, losses, liabilities, obligations, fees, costs and expenses, including but not limited to the payment and advancement of reasonable attorney fees, resulting from, or incurred in connection with claims made against OHNA relating to the performance of OHNA.

18. Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

19. Entire Agreement

This Agreement represents the entire Agreement with respect to matters contemplated herein and supersedes any prior oral or written agreements or undertakings between the parties with respect to such matters. This Agreement shall not be amended to any extent or canceled, except by a writing executed by the parties.

20. Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

21. Counterparts

This Agreement and any amendments hereto may be executed in any number of counterparts, all of which together shall constitute a single, original instrument.

22. Separability

To the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. This Agreement is made in the State of Pennsylvania and subject to the laws of such State without regard to conflicts of law rules. Any action or proceeding in regard to this Agreement must be brought in the State of Delaware.


23. Waiver


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A waiver of any breach of any provision of this Agreement must be in writing and shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or of any other provision hereunder.

IN WITNESS THEREOF, the Parties have caused this agreement to be executed on its behalf by a duly authorized officer and consultant as hereunto agreed by authorized signatures, all as of the day and year first above written.


Ohana Enterprises, Inc.                      CONSULTANT

By: /s/ Catherine Thompson                   By: /s/ Dr. Savortham Chary
    --------------------------                  -----------------------------


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